Exhibit 10.1

Amendment No. 4 to License Agreement of January 26, 2001

Wayne State University (“WSU”), Barbara Ann Karmanos Cancer Institute (”KCI”) (together, “Licensors”), and GlycoGenesys, Inc., formerly known as SafeScience, Inc. (“Licensee”) desire to effect the following amendment of the License Agreement between the Licensors and Licensee dated as of January 26, 2001, as amended (the “Agreement”).

1.
Section 3.1(f) of the Agreement shall be amended and shall read in full as follows: “Within thirty (30) days following the date on which the FDA approves an NDA of Licensee covering any Licensed Product (such date, the “FDA Approval Date”), Licensee will pay Licensors one million, five hundred thousand dollars ($1,500,000) plus any such amounts due pursuant to Section 6.2(b).”

2.
Section 3.1(h) of the Agreement shall be amended and shall read in full as follows: “Total payments under Sections 3.1 (d-g) shall not exceed three million dollars ($3,000,000), plus any such amounts due pursuant to Section 6.2(b).”

3.
Section 6.2 (b) of the Agreement shall be amended and shall read in full as follows: “Licensors may, at their sole discretion, terminate this Agreement in the event that Licensee has not received FDA or equivalent agency approval for the sale of a Licensed Product by January 1, 2008; provided, however, that Licensee shall have the right to extend the date by which FDA or equivalent agency approval is required by one or two years, at its sole option. Licensee shall exercise such option by providing written notice (the “Option Notice”) to Licensors on or prior to December 31, 2007. If the Option Notice has not been provided by October 31, 2007, the Licensee will notify the Licensors by said October 31, 2007 of its intent, or not, of providing the Option Notice by December 31, 2007. If Licensee exercises such option, Licensee shall pay Licensors an amount within thirty (30) days following the FDA Approval Date equal to the product of the number of months (pro rata for any partial months) from the date of the Option Notice to the FDA Approval Date times ten thousand dollars ($10,000.00). Such amount shall be in addition to the $1,500,000 due under Section 3.1(f).”

4.
Section 2.6 of the Agreement shall be amended and shall read in full as follows: “Diligence. Licensee has represented to Licensors, to induce Licensors to issue this license, that it will diligently pursue commercialization of the Licensed Patents and Licensed Technology, including, without limitation, its obligations pursuant to Sections 3.1(c) and (d). Determination of diligence shall be made with reference to objective criteria, including, without limitation, Licensee's obligation to (a) maintain Licensee’s efforts under the existing IND application covering GCS-100 with the Food and Drug Administration ("FDA") or file a new IND or equivalent filing with the FDA or other appropriate regulatory agency if such IND or equivalent filing is required; (b) initiate clinical trials by December 31, 2007 designed to support an NDA filing covering GCS-100; and (c) introduce Licensed Products to the market within six (6) months following receipt of necessary marketing approvals from the FDA and other appropriate regulatory agencies.

5.
Except as expressly amended by this Amendment No. 4, all other terms and provisions shall remain in full force and effect (including Section 9.6 (Counterparts)). Capitalized terms used in this Amendment No. 4 and not defined herein are used with the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, Licensee and Licensors have caused this Amendment No. 4 to the Agreement to be duly executed on their behalf by their respective representatives as of September 30, 2005

GlycoGenesys, Inc.
By: /s/ Bradley J Carver
Name: Bradley J Carver
Title: President and CEO

Barbara Ann Karmanos Cancer Institute	Wayne State University
By: /s/John Ruckdeschel	By: /s/ Fred H. Reinhart
Name: John Ruckdeschel	Name: Fred H. Reinhart
Title: CEO	Title: Assistant Vice President for Research, Technology Transfer Office